Exhibit 99.01
NEWS RELEASE
FOR IMMEDIATE RELEASE:
Investor Contacts:
Michael Correale
AAH Holdings Corporation
(914) 784 4050
Mcorreale@amscan.com
Party City Invests in Party City Franchise Group
Elmsford, NY, November 8, 2007 — AAH Holdings Corporation (the “Company”) today announced that Party City Corporation (“Party City”), an indirect subsidiary of the Company, and its subsidiaries acquired new stores from franchisees through a series of transactions. Party City acquired 9 stores from franchisees in New Jersey, New York and Pennsylvania. Party City contributed cash and a total of 11 of Party City’s corporate stores located in Florida to a newly formed subsidiary, Party City Franchise Group Holdings, LLC (“Party City Holdings”), in exchange for a majority interest in Party City Holdings. Party City Holdings’ wholly-owned subsidiary, Party City Franchise Group, LLC (“PCFG”), entered into a new stand alone credit facility which is not guaranteed by the Company or its other subsidiaries. Party City Holdings and PCFG used cash contributed by Party City, borrowings under the new PCFG credit facility and equity issued in exchange for certain stores to acquire a total of 55 stores from franchisees in Florida and Georgia in a series of acquisitions. PCFG will operate these 55 stores as well as the 11 stores contributed by Party City in this region. PCFG and Party City Holdings are unrestricted subsidiaries under the Company’s existing debt facilities. PCFG is Party City’s largest franchisee. PCFG will be managed by Michael Heller and Mark Tobin, two of Party City’s longest tenured franchisees who have made substantial investments in Party City Holdings.